Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference of our Independent Auditor’s Report dated October 27, 2016, except as to Note 2, which is as of October 6, 2017, as filed with the Annual Report on Form 1-K/A dated October 6, 2017, relating to the financial statements of Knightscope, Inc. as of December 31, 2015 and 2014 and for the years then ended, and the related notes to the financial statements, in the Offering Circular of Knightscope, Inc. on Form 1-A dated as of December 23, 2016 as amended, restated or supplemented from time to time.

/s/ Artesian CPA, LLC

Denver, CO

October 6, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com